Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
April 27, 2011
among
LOOPNET, INC.,
COSTAR GROUP, INC.
and
LONESTAR ACQUISITION SUB, INC.

i

SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule
EXHIBITS
Exhibit A — Voting Agreement
Exhibit B — Form of Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of April 27, 2011, among LoopNet, Inc., a Delaware corporation (the “Company”), CoStar Group, Inc., a Delaware corporation (“Parent”), and Lonestar Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).
W I T N E S S E T H :
     WHEREAS, the respective boards of directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Board of Directors has determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders and has recommended adoption of this Agreement by the Company’s stockholders;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Subsidiary to enter into this agreement, the directors and executive officers of the Company and certain holders of outstanding Series A Preferred Shares are entering into a voting and support agreement in the form attached hereto as Exhibit A (the “Voting Agreement”), whereby, among other things, such stockholders have agreed to vote all of their shares outstanding as of the date hereof, in favor of the adoption of this Agreement and have granted an irrevocable proxy to Parent for that purpose; and
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions. As used herein, the following terms have the following meanings:
     “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions involving (i) any acquisition, lease, license or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of any class of equity or voting securities of the Company (or any surviving or successor entity thereto) or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person by virtue of ownership of voting securities or otherwise.
     “Antitrust Conditions” means any of the conditions set forth in Sections 9.01(b), 9.01(c), 9.02(a) and 9.02(b) (but solely, in the case of Sections 9.01(b), 9.02(a) and 9.02(b), to the extent the order, injunction, judgment, ruling, decree, law, suit, action or proceeding referred to in such sections is issued or brought under applicable Antitrust Laws).
     “Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act and any other applicable antitrust, competition, premerger notification or trade regulation laws.
     “Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
     “as-converted basis” means assuming conversion of the Series A Preferred Shares then outstanding into Company Shares.
     “Board of Directors” means the board of directors of the Company.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2010 and the footnotes thereto set forth in the Company 10-K.
     “Company Balance Sheet Date” means December 31, 2010.
     “Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.
     “Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.
     “Company Shares” means the shares of common stock, $0.001 par value, of the Company.
     “Company Software” means all computer software owned by the Company or its Subsidiaries and used in connection with the business of the Company as currently conducted.
     “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.
     “Contract” means any contract, arrangement, commitment or understanding.
     “Delaware Law” means the General Corporation Law of the State of Delaware.
     “End Date” means 11:59 PM New York City time on January 31, 2012 or any later date as is elected by either Parent or the Company or otherwise provided for pursuant to Section 10.01(b)(i).
     “Environmental Laws” means any and all Applicable Laws that relate to the protection of the environment, natural resources, or to the extent relating to exposure to Hazardous Materials, human health or safety.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements or credit agreements relating thereto.

     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
     “Hazardous Materials” means any and all wastes, pollutants, contaminants and hazardous or toxic materials or substances, including petroleum and petroleum products, asbestos and asbestos containing materials, mold, polychlorinated biphenyls and any other material or substance regulated under any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Intellectual Property Rights” means trademarks, service marks, trade names, domain names, logos and other source indicators, and the goodwill associated therewith, mask works, inventions, patents, trade secrets, copyrights and copyrighted works (including rights in software, programs, code, databases, compilations and websites), trade secrets and know-how (including any registrations or applications for registration, renewals, divisions, continuations, re-issues, re-examinations or foreign counterparts of any of the foregoing) or any other type of intellectual property right.
     “Intervening Event” means a material event or circumstance that was not known to, or reasonably foreseeable by, the Board of Directors on or prior to the date of this Agreement and does not relate to (i) any Acquisition Proposal, (ii) clearance of the Merger under the HSR Act, or (iii) any circumstances relating to Parent.
     “knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.01 of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed on Schedule 1.01 of the Parent Disclosure Schedule.
     “Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries and used in connection with the business of the Company as currently conducted.
     “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, and without limitation of the foregoing, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

     “Marketing Period” means the first period of 20 consecutive Business Days during and at the end of which (1) Parent shall have the Required Information and (2) the conditions set forth in Section 9.01 have been satisfied (other than those conditions that by their terms are to be satisfied at Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 9.02 to fail to be satisfied assuming Closing were to be scheduled for any time during such 20 Business Day period; provided that if all of the conditions set forth in the foregoing clauses (1) and (2) have been satisfied, except that the condition set forth in Section 9.01(a) has not been satisfied because the Company Stockholder Meeting has not yet been held, then, unless a bona fide Acquisition Proposal has been made and remains outstanding, the Marketing Period shall commence on the date that is fifteen Business Days prior to the date of the Company Stockholder Meeting; provided, further, that if the Marketing Period has not ended (i) on or prior to August 19, 2011, the Marketing Period shall commence no earlier than September 7, 2011 or (ii) on or prior to December 16, 2011, the Marketing Period shall commence no earlier than January 3, 2012; and provided, further that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Documents. For purposes of calculating the length of the Marketing Period, a Business Day shall not include (A) November 25, 2011 and (B) any day on which there has been (i) any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York; or (iii) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions.
     “Market Price” means the volume weighted average of the per share prices of Parent Common Stock on the NASDAQ for the ten consecutive trading days ending two days prior to the Closing Date.
     “Material Adverse Effect” means, with respect to any Person, (a) a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate that are proposed, approved or enacted on or after the date of this Agreement, (B) changes in the financial or securities markets or general economic or political conditions in the United States, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to such Person and its Subsidiaries, taken as a whole, (D) acts of war, sabotage or terrorism or natural disasters occurring after the date of this Agreement, (E) any loss of or adverse change in the relationship of such Person or any of its

Subsidiaries with its employees, customers, partners or suppliers arising out of the announcement, pendency or consummation of the transactions contemplated by this Agreement, (F) in and of itself, any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending after the date hereof (it being agreed that the underlying facts and circumstances giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) any action taken by such Person or any of its Subsidiaries that is specifically required pursuant to this Agreement or (H) any action, suit, investigation or proceeding made, brought or threatened by any holder of securities of such Person, on the holder’s own behalf or on behalf of the Person on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Person’s officers or directors), arising out of or related to this Agreement or any of the transactions contemplated hereby, including the Merger, in the case of clauses (A), (B), (C) and (D), other than to the extent such changes, effects, events, circumstances or occurrences disproportionately impact such Person and its Subsidiaries relative to other companies in its industry; or (b) a material impairment of or delay in the ability of such Person to consummate the transactions contemplated by this Agreement.
     “NASDAQ” means The NASDAQ Stock Market.
     “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Owned Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries and used in connection with the business of the Company as currently conducted.
     “Parent Common Stock” means the common stock of Parent, par value $0.01 par value.
     “Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.
     “Per Share Amount” means on a per share basis, the sum of (x) the cash value of the Company Share Stock Consideration, determined based on the Market Price per share of the Parent Common Stock and (y) the Company Share Cash Consideration.
     “Permitted Liens” means (i) Liens reflected on the Company Balance Sheet, (ii) Liens for Taxes not yet due or being contested in good faith and, in each case, for which adequate reserves have been established in accordance with

GAAP, (iii) non-exclusive licenses or rights granted in the ordinary course of business, (iv) statutory Liens securing payments not yet due and (v) Liens that do not materially impair the value or the continued use and operation of the assets to which they relate.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission.
     “Selected Company Performance RSUs” means those Company RSUs subject to performance-based vesting that are set forth on Schedule 2.05(c) of the Company Disclosure Schedule.
     “Selected Company Performance Stock Options” means that portion of each Company Stock Option subject to performance-based vesting that is set forth on Schedule 2.05(b) of the Company Disclosure Schedule.
     “Series A Certificate of Designation” means the Certificate of Designation of the Series A Preferred Stock of the Company.
     “Series A Preferred Shares” means shares of Series A Convertible Preferred Stock, $0.001 par value, of the Company.
     “Shares” means the Company Shares and the Series A Preferred Shares.
     “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
     “Tax” means any tax, custom, duty or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority, including any income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, together with any interest, penalty or addition to tax.
     “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information and any amendments or schedules.

     “Third Party” means any Person, including a “person” defined in Section 13(d) of the 1934 Act, other than Parent or any of its Subsidiaries.
     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.04
Agreement	Recitals
Closing	2.01
Closing Date	2.01
Company	Recitals
Company Board Recommendation	4.02
Company Compensatory Awards	2.05
Company Proxy Statement/Prospectus	4.09
Company RSUs	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Share Certificates	2.03
Company Share Cash Consideration	2.02
Company Shares Merger Consideration	2.02
Company Share Stock Consideration	2.02
Company Stock Incentive Plan	2.05
Company Stock Options	2.05
Company Subsidiary Securities	4.06
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Termination Fee	11.04
Confidentiality Agreement	6.03
Continuing Employees	7.05
Debt Commitment Letter	5.07
Debt Financing	5.07
Delaware Chancery Court	11.08
D&O Insurance	7.04
Divestiture Action	8.02
DOJ	8.02
Effective Time	2.01
Employer Plan	4.17
Excess	2.05
Excess Shares	2.09
Exercise Excess	2.05
Exchange Agent	2.03
Form S-4	8.07
FTC	8.02
Indemnified Person	7.04
Internal Controls	4.07
Lease	4.14

Term	Section
Material Contract	4.19
Merger	2.01
Merger Subsidiary	Recitals
Multiemployer Plan	4.17
Notice Period	7.04
Parent Preferred Stock	5.08
Parent SEC Documents	5.09
Parent Securities	5.08
Parent Stock Incentive Plan	5.08
Parent Stock Options	5.08
Parent Termination Fee	11.04
Preferred Share Cash Consideration	2.02
Preferred Share Stock Consideration	2.02
Proceeds	2.09
Registered IPR	4.15
Representatives	6.04
Required Information	8.05
Series A Preferred Share Certificates	2.03
Series A Preferred Shares Merger Consideration	2.02
Substantial Detriment	8.02
Superior Proposal	6.04
Superior Proposal Termination	6.04
Surviving Corporation	2.01
Uncertificated Company Shares	2.03
Voting Agreement	Recitals
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are, unless otherwise specified, to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.
ARTICLE 2
The Merger
     Section 2.01. The Merger.
     (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).
     (b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 9 (excluding conditions that by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Parent on no less than two Business Days’ notice to the Company, (b) the final day of the Marketing Period and (c) the End Date (or the Closing may be consummated at such other place and on such other date as Parent and the Company may mutually agree) (the date on which Closing occurs, the “Closing Date”).
     (c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company may agree and is specified in the certificate of merger).

     (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.
     Section 2.02. Conversion of Shares. At the Effective Time:
     (a) Except as otherwise provided in Section 2.02(c), Section 2.02(d) or Section 2.04, each Company Share outstanding immediately prior to the Effective Time shall be converted into the right to receive a unit consisting of (i) $16.50 in cash, without interest (the “Company Share Cash Consideration”) and (ii) 0.03702 shares of Parent Common Stock (the “Company Share Stock Consideration” and, together with the Company Share Cash Consideration the “Company Shares Merger Consideration”). As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Company Shares Merger Consideration.
     (b) Except as otherwise provided in Section 2.02(c), Section 2.02(d) or Section 2.04, each Series A Preferred Share outstanding immediately prior to the Effective Time (which excludes, for the avoidance of doubt, any Series A Preferred Shares converted into Company Shares immediately prior to the Effective Time pursuant to a Contingent Conversion Notice (as defined in the Voting Agreement)) shall be converted into the right to receive a unit consisting of (i) the product of 148.80952 multiplied by the Company Share Cash Consideration (the “Preferred Share Cash Consideration”) and (ii) the product of 148.80952 multiplied by the Company Share Stock Consideration (the “Preferred Share Stock Consideration” and, together with the Preferred Share Cash Consideration the “Series A Preferred Shares Merger Consideration”). As of the Effective Time, all such Series A Preferred Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Series A Preferred Shares Merger Consideration.
     (c) Each Share held by the Company as treasury stock (other than Company Shares in an Employee Plan of the Company) or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.
     (d) Each Share, if any, held by any wholly-owned Subsidiary of either the Company or Parent (other than the Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares or fractional shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

     (e) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(d)).
     Section 2.03. Surrender and Payment.
     (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of: (i) exchanging the Company Shares Merger Consideration for the certificates representing Company Shares (the “Company Share Certificates”) or the uncertificated Company Shares (the “Uncertificated Company Shares”) and (ii) exchanging the Series A Preferred Shares Merger Consideration for the certificates representing Series A Preferred Shares (the “Series A Preferred Share Certificates”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent (A) the Company Shares Merger Consideration to be paid in respect of the Company Share Certificates and the Uncertificated Company Shares and (B) the Series A Preferred Shares Merger Consideration to be paid in respect of the Series A Preferred Share Certificates.
     (b) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Share Certificates or transfer of the Uncertificated Company Shares to the Exchange Agent) for use in such exchange. Each holder of Company Shares that have been converted into the right to receive the Company Shares Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Company Share Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares, the Company Shares Merger Consideration payable for each Company Share represented by a Company Share Certificate or for each Uncertificated Company Share. Until so surrendered or transferred, as the case may be, each such Company Share Certificate or Uncertificated Company Share shall represent after the Effective Time for all purposes only the right to receive the Company Shares Merger Consideration and any cash in lieu of any fractional shares payable pursuant to Section 2.09. If any portion of the Company Shares Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Company Share Certificate or the transferred Uncertificated Company Share is registered, it shall be a condition to such payment that (A) either such Company Share Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Company Share shall be properly transferred and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Company Share Certificate or Uncertificated Company Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (c) Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Series A Preferred Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Series A Preferred Share Certificates to the Exchange Agent) for use in such exchange. Each holder of Series A Preferred Shares that have been converted into the right to receive the Series A Preferred Shares Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Series A Preferred Share Certificate, together with a properly completed letter of transmittal, the Series A Preferred Shares Merger Consideration payable for each Series A Preferred Share represented by a Series A Preferred Share Certificate. Until so surrendered or transferred, as the case may be, each such Series A Preferred Share Certificate shall represent after the Effective Time for all purposes only the right to receive the Series A Preferred Shares Merger Consideration and any cash in lieu of any fractional shares payable pursuant to Section 2.09. If any portion of the Series A Preferred Shares Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Series A Preferred Share Certificate is registered, it shall be a condition to such payment that (i) such Series A Preferred Share Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Series A Preferred Share Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
     (d) All Company Shares Merger Consideration and Series A Preferred Shares Merger Consideration paid upon the surrender of Company Share Certificates or Uncertificated Company Shares and Series A Preferred Share Certificates, respectively, shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such certificates or Uncertificated Company Shares. After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Company Share Certificates, Uncertificated Company Shares or Series A Preferred Share Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Company Shares Merger Consideration or the Series A Preferred Shares Merger Consideration, as applicable, provided for, and in accordance with the procedures set forth, in this Article 2. The shares of Parent Common Stock constituting part of the Company Shares Merger Consideration and the Series A Preferred Shares Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law. No interest shall be paid or accrued on the Company Shares Merger Consideration or the Series A Preferred Shares Merger Consideration.

     (e) Any portion of the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon, which shall inure solely to the benefit of Parent) that remains unclaimed by the holders of Company Shares or Series A Preferred Shares six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Shares or Series A Preferred Shares for the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration in respect of such Company Shares or Series A Preferred Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares or Series A Preferred Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (f) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Share until such holder shall surrender such Share in accordance with this Article 2. After the surrender of any such Share in accordance with this Article 2, such holder thereof entitled to receive shares of Parent Common Stock shall be entitled to receive any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Parent Common Stock issuable to such holder in respect of such Share.
     Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, Company Shares and Series A Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of this Agreement nor consented thereto in writing and who has properly demanded appraisal for such Company Shares or Series A Preferred Shares in accordance with Delaware Law shall not be converted into the right to receive the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration, as applicable, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, any such holder fails to perfect, withdraws or loses the right to appraisal, such Company Shares or Series A Preferred Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration, as applicable. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Company Shares or Series A Preferred Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

     Section 2.05. Stock Options; Restricted Stock Units.
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option (the “Company Stock Options”) and each Restricted Stock Unit (the “Company RSUs” and, together with the Company Stock Options, the “Company Compensatory Awards”) outstanding under any employee or director stock option or compensation plan or arrangement of the Company (a “Company Stock Incentive Plan”), whether or not vested or exercisable, shall be canceled as described below.
     (b) At or immediately prior to the Effective Time, each Company Stock Option shall be canceled, and the Company shall pay each holder of any such Company Stock Option at or promptly after the Effective Time for each such Company Stock Option an amount of cash and/or shares of Parent Common Stock derived from the Company Shares Merger Consideration determined by multiplying (x) the excess, if any, (the “Excess”) of the Company Shares Merger Consideration over the applicable exercise price of such Company Stock Option (which Excess shall be determined by first reducing the Company Share Cash Consideration by the exercise price of such Company Stock Option and, if the exercise price of such Company Stock Option exceeds the Company Share Cash Consideration (the amount of such excess, the “Exercise Excess”), by then reducing the Company Share Stock Consideration by the number of shares of Parent Common Stock (or fraction thereof) equal to the quotient obtained by dividing the Exercise Excess by the Market Price per share of Parent Common Stock) by (y) the number of Company Shares such holder could have purchased (assuming full vesting of Company Stock Options) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time; provided that, if the exercise price of any such option is equal to or greater than the Per Share Amount, such option shall be canceled without any payment being made in respect thereof; provided, further, that in the case of the Selected Company Performance Stock Options, the amount of any Excess that would have been paid in cash pursuant to the foregoing shall instead be paid in that number of shares of Parent Common Stock that is equal to the quotient obtained by dividing (I) the amount of any such Excess that would have been paid in cash by (II) the Market Price per share of Parent Common Stock (unless, as a result of this second proviso and/or the proviso to Section 2.05(c), Parent would be issuing an aggregate number of shares of Parent Common Stock pursuant to this Article 2 that would require a vote of Parent’s stockholders under the rules of the NASDAQ (as determined by Parent in good faith), in which case Parent shall reduce the amount of shares of Parent Common Stock that would be payable pursuant to this second proviso and the proviso to Section 2.05(c) so as to no longer be subject to such requirement). Amounts payable pursuant to the preceding sentence shall be reduced by such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold pursuant to Section 2.07. At the direction of Parent, payment of any cash amounts to be paid pursuant to this Section 2.05(b) may be made through the Company’s (or the Surviving Corporation’s) payroll.

     (c) Company RSUs will be canceled at or immediately prior to the Effective Time and, in lieu thereof, the holders of such Company RSUs shall be entitled to receive payment of cash and/or shares of Parent Common Stock derived from the Company Shares Merger Consideration promptly following the Effective Time of an amount equal to the product obtained by multiplying (x) the aggregate number of Company Shares subject to such Company RSUs by (y) the Company Shares Merger Consideration; provided that, in the case of the Selected Company Performance RSUs, the portion of the foregoing consideration that would be paid in cash (which, for the avoidance of doubt, consists of the product obtained by multiplying (A) the aggregate number of Company Shares subject to such Selected Company Performance RSUs by (B) the Company Share Cash Consideration) shall instead be paid in that number of shares of Parent Common Stock that is equal to the quotient obtained by dividing (I) the amount of the aggregate Company Share Cash Consideration that would be paid pursuant to the foregoing by (II) the Market Price per share of Parent Common Stock (unless, as a result of this proviso and/or the second proviso to Section 2.05(b), Parent would be issuing an aggregate number of shares of Parent Common Stock pursuant to this Article 2 that would require a vote of Parent’s stockholders under the rules of the NASDAQ (as determined by Parent in good faith), in which case Parent shall reduce the amount of shares of Parent Common Stock that would be payable pursuant to this proviso and the second proviso to Section 2.05(b) so as to no longer be subject to such requirement). Amounts payable pursuant to the preceding sentence shall be reduced by such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold pursuant to Section 2.07. At the direction of Parent, payment of any cash amounts to be paid pursuant to this Section 2.05(c) may be made through the Company’s (or the Surviving Corporation’s) payroll.
     (d) The parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Incentive Plan, or Employee Plan or employee benefit arrangement of the Company under any employment agreement shall have any right thereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its subsidiaries or the Surviving Corporation. The amounts to be paid to holders of Company Stock Options, Company RSUs, Selected Company Performance Stock Options and Selected Company Performance RSUs pursuant to Section 2.05 shall be subject to Section 2.09.
     Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or the vesting of restricted stock units outstanding as of the date hereof granted under the Company’s stock option or compensation plans or arrangements), the Company Shares Merger Consideration, the Series A Preferred Shares Merger

Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Company Share Stock Consideration and/or Preferred Share Stock Consideration to be delivered pursuant to Section 2.02, as applicable.
     Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of Merger Subsidiary, the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Merger Subsidiary, the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which Merger Subsidiary, the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.
     Section 2.08. Lost Certificates. If any Company Share Certificate or Series A Preferred Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Share Certificate or Series A Preferred Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate or Series A Preferred Share Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Company Share Certificate or Series A Preferred Share Certificate, the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration, as applicable, to be paid in respect of the Company Shares or Series A Preferred Shares represented by such Company Share Certificate or Series A Preferred Share Certificate, as contemplated by this Article 2.
     Section 2.09. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger or pursuant to Section 2.05(b) or Section 2.05(c). Each holder of Company Shares or Series A Preferred Shares who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Company Shares and/or Series A Preferred Shares owned by such holder at the Effective Time to be converted into Parent Common Stock pursuant to this Article 2) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.09, a cash payment in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (the “Proceeds”) in one or more transactions of Parent Common Stock equal to the excess of (i) the aggregate number of whole shares of Parent Common Stock to be delivered to the Exchange Agent pursuant to Section 2.03(a) over (ii) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.02(a) and Section 2.02(b) (such excess being the “Excess Shares”). The parties acknowledge that payment of the cash Proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that otherwise would be caused by the issuance of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent shall sell the Excess Shares at then-prevailing prices on the NASDAQ in the manner provided in this Section 2.09. Until the Proceeds of such sale or sales have been distributed to the holders of Shares, or until the Company Shares Merger Consideration or Series A Preferred Shares Merger Consideration is returned to Parent pursuant to Section 2.03(e), the Exchange Agent shall hold such Proceeds in trust for the benefit of the holders of Shares. The Exchange Agent shall determine the portion of the Proceeds to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate Proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Shares would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
ARTICLE 3
The Surviving Corporation
     Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so as to read in its entirety in the form of Exhibit B hereto until thereafter amended in accordance with Applicable Law.
     Section 3.02. Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.
     Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
Representations and Warranties of the Company
     Subject to Section 11.05, except (i) as disclosed in the Company 10-K and in any Company SEC Document filed since January 1, 2011, in each case, as filed before the date of this Agreement (other than any information that is contained under the captions “Risk Factors,” “Statement Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” of such Company SEC Document and any other forward-looking statements, or other statements that are similarity predicative, cautionary or forward-looking in nature, contained in such Company SEC Documents); provided that the representations and warranties set forth in Sections 4.01, 4.02, 4.10(ii), 4.20, 4.21 and 4.22 shall not be qualified by any information disclosed in any such Company SEC Documents or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:
     Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The certificate of incorporation (including the Series A Certificate of Designation) and bylaws of the Company incorporated by reference as exhibits to the Company 10-K as filed prior to the date of this Agreement are true, correct and complete copies of such documents as in full force and effect as of the date of this Agreement.
     Section 4.02. Corporate Authorization.
     (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the adoption of this Agreement by the Company’s stockholders in accordance with Delaware Law, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority in voting power of the outstanding Shares, voting together as a single class (it being understood that each holder of Series A Preferred Shares shall be entitled to cast a number of votes per Series A Preferred Share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its Series A Preferred Shares into Company Shares on the record date for such vote, pursuant to the terms of the Series A Certificate of Designation), to adopt this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the approval of the transactions contemplated hereby (the “Company Stockholder Approval”). For the avoidance of doubt, by reason of the waiver and consent set forth in Section 1.04 of the Voting Agreement, no separate class vote of Series A Preferred Shares is required in connection with the consummation of the Merger and the approval of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Subsidiary, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity.
     (b) At a meeting duly called and held prior to the execution of this Agreement, the Board of Directors has (i) unanimously determined that this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their adoption and (iv) unanimously resolved, subject to Section 6.04(b), to recommend that the Company’s stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”), which determinations, approvals and resolutions have not subsequently been rescinded or modified in any way.
     Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including, without limitation, the filing with the SEC of the Company Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Company Proxy Statement/Prospectus shall be included), (iv) compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ and (v) any other actions or filings the absence of which would not reasonably be expected to have, individually, or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organization documents) of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default), or result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, understanding, contract, note, bond, deed, mortgage, lease, sublease, license, sublicense, undertaking or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.05. Capitalization.
     (a) The authorized capital stock of the Company consists of 125,000,000 Company Shares and 10,000,000 shares of preferred stock, $0.001 par value, including 50,000 authorized Series A Preferred Shares. As of the date of this Agreement, there were outstanding 32,519,233 Company Shares, 50,000 Series A Preferred Shares, Company Stock Options to purchase an aggregate of 9,487,744 Company Shares (with a weighted average exercise price of $9.96) and 1,458,125 Company Shares subject to Company RSUs. In addition, as of the date of this Agreement, 7,440,476 Company Shares were reserved for issuance upon the conversion of the Series A Preferred Shares, 3,752,305 Company Shares were reserved for issuance under the Company Stock Incentive Plans (including upon exercise of the Company Stock Options or the vesting of Company RSUs) and 7,682,962 Company Shares were held by the Company in its treasury. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement, or upon conversion of the Series A Preferred Shares will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under its certificate of incorporation, bylaws or any agreement to which the Company is party or by which the Company is otherwise bound. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
     (b) Except as set forth in this Section 4.05 and for changes following the date of this Agreement resulting from the exercise of Company Stock Options or the vesting and settlement of Company RSUs outstanding on the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) subscriptions, warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any Subsidiary of the Company is a party to any voting agreement with respect to the voting of any Company Securities. Schedule 4.05(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) the name of or other identifying information with respect to each holder of a Company Compensatory Award, including, for each such holder and award (as applicable) (i) the number of Company Shares covered by such award (vested and unvested), (ii) the date of grant, (iii) the expiration date, and (iv) the exercise price. Each Company Stock Option (1) was granted in compliance with all Applicable Laws and all of the terms and conditions of the Company Stock Incentive Plans pursuant to which it was issued, (2) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of such grant, and (3) qualifies for the Tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the Company SEC Documents, respectively.
     (c) None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.
     (d) The Company has not, during the period from December 31, 2010 to the date of this Agreement, issued any Company Securities. By reason of the waiver and consent set forth in Section 1.04 of the Voting Agreement, Section 4(c) of the Certificate of Designations for the Series A Preferred Shares is not applicable to the transactions contemplated by this Agreement.
     Section 4.06. Subsidiaries.

     (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Schedule 4.06(a)(i) of the Company Disclosure Schedule lists, as of the date hereof, each direct and indirect Subsidiary of the Company. Except for the Subsidiaries of the Company listed on Schedule 4.06(a)(i) of the Company Disclosure Schedule and the equity interests in the Persons listed on Schedule 4.06(a)(ii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any capital stock or other equity interests in any other Person.
     (b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and owned by the Company, directly or indirectly, free and clear of any Lien and free of any limitations on voting rights. As of the date of this Agreement, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) subscriptions, warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. There are no agreements requiring the Company or any Subsidiary of the Company to make contributions to the capital of, or lend or advance funds to, any Subsidiary of the Company.
     Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

     (a) The Company has filed with or furnished to the SEC on a timely basis and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company with or to the SEC since January 1, 2008 (collectively, together with any exhibits and schedules thereto, other information incorporated therein, and those that the Company may file after the date hereof, the “Company SEC Documents”).
     (b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) There are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents through the date hereof. To the Company’s knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.
     (f) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Documents, except as disclosed in the Company SEC Documents. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls and the Company has provided to Parent copies of any written materials relating to the matters in each of the foregoing clauses (A) and (B). Since December 31, 2009, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints since December 31, 2009, through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of law. None of Ernst & Young LLP and all other independent public accountants of the Company or any Subsidiary of the Company has resigned or been dismissed as independent public accountant of the Company or any Subsidiary of the Company as a result of or in connection with any disagreement with the Company or any Subsidiary of the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. No attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any of the Subsidiaries of the Company, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.
     (g) Neither the Company nor any of its Subsidiaries has or is subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the 1933 Act).
     (h) Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.
     Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including all related notes and schedules) included or incorporated by reference in the Company SEC Documents complied or will comply (in the case of Company SEC Documents filed after the date of this Agreement) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, have been or will be prepared (in the case of Company SEC Documents filed after the date of this Agreement) in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC, and fairly present or will fairly present (in the case of

Company SEC Documents filed after the date of this Agreement) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).
     Section 4.09. Disclosure Documents.
     (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Company Proxy Statement/Prospectus (except for such portions thereof as relate only to Parent or Merger Subsidiary) and the Form S-4 (except for such portions thereof as relate only to Parent or Merger Subsidiary), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act and the 1933 Act.
     (b) The information with respect to the Company and its Subsidiaries that the Company supplies or that is supplied on behalf of the Company for inclusion in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the 1933 Act or Rule 14a-12 under the 1934 Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and, in the case of the Company Proxy Statement/Prospectus, at the time of the stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     (c) The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement/Prospectus based upon information supplied by Parent or Merger Subsidiary or any of their representatives or advisors specifically for use or incorporation by reference therein.
     Section 4.10. Absence of Certain Changes. Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, there has not been any action or event that would have required the consent of Parent under Section 6.01 of this Agreement had such action or event occurred after the date of this Agreement and (ii) there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities incurred in the ordinary course of business since the Company Balance Sheet Date which have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is, and since January 1, 2008 has been, in compliance with, and is not and has not been in violation of during the prior five years, and is not under investigation with respect to and, to the knowledge of the Company, since January 1, 2008 has not been threatened to be charged with, any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.13. Litigation. There is no (i) action, suit, investigation, or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or their respective executive officers or directors in such capacity before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority, or arbitral or similar forum or (ii) judgment outstanding or threatened against, the Company or any of its Subsidiaries or their respective executive officers or directors in such capacity, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.14. Properties. Neither the Company nor any of its Subsidiaries owns any real property or any interest in real property. Schedule 4.14 of the Company Disclosure Schedule contains a list of all real property leased, subleased or licensed by the Company or any of the Subsidiaries of the Company (each, a “Lease”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) each Lease is valid and in full force and effect, (b) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease, (c) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any Person the right to use or occupy the premises demised under any Lease and (d) there are no pending or, to the knowledge of the

Company, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Lease.
     Section 4.15. Intellectual Property.
     (a) Schedule 4.15(a) of the Company Disclosure Schedule contains a list of all registrations and applications for registration included in the Owned Intellectual Property Rights (the “Registered IPR”) all of which are unexpired and the Company and its Subsidiaries exclusively own all Owned Intellectual Property Rights, free and clear of all Liens (other than Permitted Liens). The Registered IPR is valid and enforceable.
     (b) Schedule 4.15(b) of the Company Disclosure Schedule sets forth a list of all material agreements pursuant to which the Company or any of its Subsidiaries is a party and (i) obtains the right to use any Licensed Intellectual Property Rights (excluding licenses for commercial off-the-shelf-computer software that are generally available on nondiscriminatory pricing terms for aggregate fees of less than $100,000, but including all source code escrow agreements) or (ii) grants to any third party rights in any Owned Intellectual Property Rights (excluding non-exclusive licenses entered into with customers and independent contractors in the ordinary course of business, standard forms of which have been previously provided to Parent).
     (c) No Owned Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree of or agreement with (i) any Governmental Authority or (ii) any other Person, restricting the use thereof by the Company with respect to the business of the Company as currently conducted or restricting the licensing thereof by the Company to any Person, except for any judgment, injunction, order, decree or agreement which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Persons who created, developed or contributed to any Owned Intellectual Property Rights have assigned to the Company in writing all of their rights therein, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     (d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property Right (or made unauthorized use of the data) of any Person in connection with the operation of their businesses as currently conducted. Neither the Company nor any of its Subsidiaries has received any written notice alleging same (including a “cease and desist” letter or invitation to take a patent license) within the last two years, except for claims that have since been satisfactorily resolved. To the Company’s knowledge, no Person is infringing, misappropriating or violating any Owned Intellectual Property Rights (or made a material unauthorized use of the Company’s or its Subsidiaries’ data).

     (e) All source code and system documentation relating to the Company Software and all material trade secrets have been maintained in strict confidence and have been disclosed by the Company and its Subsidiaries only to (i) those of its employees and contractors who have a “need to know” the contents thereof in connection with the performance of their duties to the Company or its Subsidiaries and who have executed nondisclosure agreements with the Company and/or its Subsidiaries substantially in the form previously furnished to Parent and (ii) those third parties who have executed nondisclosure agreements with the Company and/or its Subsidiaries substantially in the form previously furnished to Parents, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries.
     (f) None of the Company Software material to the conduct of the business of the Company as currently conducted or distributed by the Company or its Subsidiaries in the conduct of the business of the Company or its Subsidiaries as currently conducted contains or is derived from any software code that is licensed under any terms or conditions that require that such Company Software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) licensed or redistributed at no charge.
     (g) There are no material bugs or defects in any of the Company Software and there are no viruses, worms, Trojan horses or similar programs in any of the Company Software, in each case that would prevent such Company Software from performing in material accordance with its user specifications or intended purposes, and the Company and its Subsidiaries have received no written assertions of same. The Company and its Subsidiaries take reasonable actions to protect and maintain the integrity, security and operation of their material software, websites and systems (and the data stored therein or transmitted thereby), and there have been no material violation or outages of same.
     Section 4.16. Taxes.
     (a) All material Company Returns have been filed when due in accordance with all Applicable Law, and all such material Company Returns that have been filed were, true and complete in all material respects.
     (b) The Company and its Subsidiaries have paid (or have had paid on their behalf) or have withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. There are no material Liens with respect to Taxes other than Permitted Liens.

     (c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax.
     (d) Neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any person arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.
     (e) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than any agreement (i) exclusively between or among any of the Company and/or its Subsidiaries or (ii) entered into in the ordinary course of business that does not relate primarily to Taxes).
     (f) No closing agreement pursuant to section 7121 of the Code, and no material closing agreement pursuant to any similar provision of state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.
     (g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (h) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
     Section 4.17. Employee Benefit Plans.
     (a) Schedule 4.17(a) contains a correct and complete list identifying each material Employee Plan. As used herein, “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such material Employee Plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.
     (b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.
     (c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).
     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan.
     (e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.
     (f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

     (g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement with a labor union or organization.
     (h) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.
     (i) Each Employee Plan subject to Section 409A of the Code is in documentary compliance with Section 409A of the Code and has been operated in good faith compliance with Section 409A of the Code.
     Section 4.18. Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
     (i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of or relating to any Environmental Laws, and there are no judicial, administrative or other actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws or liability under any Environmental Laws;
     (ii) the Company and each of its Subsidiaries have all environmental permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits;
     (iii) the operations of the Company and each of its Subsidiaries are in compliance with, and have at all times during the past five years been in compliance with, the terms of applicable Environmental Laws;
     (iv) Hazardous Materials are not present at and have not been disposed of or released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a condition or a manner or to a location that could reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under any Environmental Laws; and
     (v) None of the Company and its Subsidiaries has assumed or provided indemnity against any liability of any other Person under any Environmental Laws.
     Section 4.19. Material Contracts.
     (a) Schedule 4.19 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the Company’s Material

Contracts (true, correct and complete copies of which have been made available to Parent prior to the date of this Agreement, subject to the redaction of certain price, term and termination provisions of, and certain clearly marked exhibits and schedules to, such Contracts). As used in this Agreement, “Material Contract” means each Contract, written or oral, to which the Company or its Subsidiaries is a party or by which any of their respective properties or assets are bound,
     (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
     (ii) that involves required payments or receipts by or to the Company and/or its Subsidiaries in an amount in excess of $250,000, except for any such Contract that may be canceled, without material penalty or other liability to the Company or any of its Subsidiaries, upon notice of thirty calendar days or less;
     (iii) that grants exclusivity, any right of first refusal or right of first offer or that limits or purports to limit the ability of the Company or any Subsidiary of the Company to compete with or obtain products or services from any Person or own, operate, sell, transfer or otherwise dispose of any material amount of assets or businesses or imposes similar restrictions;
     (iv) that restricts the payment of dividends or distributions in respect of any capital stock of the Company or its Subsidiaries, or the purchase, redemption or other acquisition of such capital stock;
     (v) that relates to any acquisition or divestiture by the Company or any of its Subsidiaries of a business or any assets or capital stock of a Person and pursuant to which the Company or any Subsidiary of the Company has any material continuing obligation (including any material indemnification obligation or any material obligation relating to an earn-out or other similar payments);
     (vi) that (A) purports to limit in any material respect either the type of business in which the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business; (B) could require the disposition of any material assets or line of business of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates); (C) grants “most favored nation” status that, following the Merger, would apply to Parent and/or its Affiliates; or (D) materially prohibits or limits the right of the Company or any Subsidiary of the Company (or, after the Effective Time, Parent or its Affiliates) to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property Rights;

     (vii) that relates to indebtedness for borrowed money (including the issuance of any debt security), any capital lease obligations, any guarantee of such indebtedness or debt securities of any other Person, or any “keep well” or other agreement to maintain any financial statement condition of another Person;
     (viii) that would prevent or materially impair the Company’s ability to consummate the Merger or other transactions contemplated hereby;
     (ix) that is any joint venture or partnership agreement or other similar agreement or arrangement entered into with another Person relating to the formation, creation, operation, management or control of any partnership or joint venture;
     (x) that relates to an investment in any other Person that either requires payments over the term of the investment in excess of $1,000,000 in value, whether in cash or assets, or pursuant to which the Company or its applicable Subsidiary has the right to designate one or more members to the board of directors or similar governing body of such Person (or its Affiliates) or other governance rights with respect to such Person (or its Affiliates); or
     (xi) that is listed (or required to be listed) in Schedule 4.15(b) of the Company Disclosure Schedule.
     (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, (ii) no event has occurred with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract and (iii) neither the Company nor any of its Subsidiaries has received notice from any other party to a Material Contract that it has breached, violated or defaulted under any Material Contract or that any such party intends to terminate, or not to renew, any such Material Contract. Neither the Company nor any of its Subsidiaries is party to any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the

Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).
     Section 4.20. Finders’ Fees. Except for Evercore Group L.L.C., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.
     Section 4.21. Opinion of Financial Advisor. The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of the Company Shares is fair, from a financial point of view, to the holders of the Company Shares.
     Section 4.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger and the other transactions contemplated hereby from Section 203 of Delaware Law (and any other applicable “anti-takeover” statutes). There are no “anti-takeover” provisions in any organizational documents of any of the Company or the Company’s Subsidiaries. The Company is not party to or subject to a rights agreement, a “poison pill” or similar agreement or plan.
     Section 4.23. Affiliate Transactions. Since January 1, 2008 there have been no transactions, or series of related transactions, agreements, arrangements or understandings that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that have not been disclosed in the Company SEC Documents filed prior to the date hereof.
     Section 4.24. Employment Matters. Neither the Company nor any of the Subsidiaries of the Company is the subject of, nor, to the knowledge of the Company, is there threatened, any proceeding asserting that the Company or any of the Subsidiaries of the Company has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization. None of the matters described in Schedule 4.24 of the Company Disclosure Schedule, if any, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of the Subsidiaries of the Company, nor have there been any such actions within the past three years. Neither the Company nor any Subsidiary of the Company is party to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. To the knowledge of the Company, there are no union organizing activities involving any employees of the Company or the Subsidiaries of the Company, nor have there been any such activities within the past three years. The

Company and the Subsidiaries of the Company have complied in all material respects with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of Taxes, and continuation coverage with respect to group health plans. Neither the Company nor any of the Subsidiaries of the Company is a party to, or otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. No action, suit, investigation, or proceeding brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company or the Subsidiaries of the Company is pending or, to the knowledge of the Company, threatened, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
     Section 4.25. Insurance. The Company maintains insurance coverage, with reputable insurers, or maintains effective and sufficient self insurance practices, in such amounts and providing adequate coverage for such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and the Subsidiaries of the Company (taking into account the cost and availability of such insurance and the size and business of the Company). All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. The Company is not in material breach or default and has not taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification of any such insurance policies. The consummation of the transactions contemplated hereby will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.
     Section 4.26. No Other Representations and Warranties.
     (a) Except for the representations and warranties set forth in this Article 4 and in any certificate delivered hereunder, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Subsidiary, or any of their Representatives or Affiliates of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing.
     (b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.
ARTICLE 5
Representations and Warranties of Parent
     Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, and except as disclosed in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and in any document filed by Parent with the SEC since January 1, 2011, in each case, as filed before the date of this Agreement (other than any information that is contained under the captions “Risk Factors,” “Statement Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” of such document filed by Parent with the SEC and any other forward-looking statements, or other statements that are similarity predicative, cautionary or forward-looking in nature, contained in such documents filed by Parent with the SEC); provided that the representations and warranties set forth in Sections 5.01 and 5.02 shall not be qualified by any information disclosed in any such document filed by Parent with the SEC, Parent represents and warrants to the Company that:
     Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of Parent and Merger Subsidiary has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.
     Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, subject to the adoption of this Agreement (after its execution) by Parent in its capacity as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Subsidiary in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity.
     Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act or any applicable foreign Antitrust Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws (including, without limitation, the filing with the SEC of the Company Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Company Proxy Statement/Prospectus shall be included), (iv) compliance with the applicable listing and corporate governance rules and regulations of the NASDAQ, and (v) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in a material violation or material breach of any provision of any Applicable Law or (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default), or result in a modification, violation or breach of, increased liability under or conflict with any provisions of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement understanding, contract, note, bond, deed, mortgage, lease, sublease, licenses, sublicense, undertaking or other instrument (whether written or oral) binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of clauses (iii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 5.05. Disclosure Documents.
     (a) The Company Proxy Statement/Prospectus (except for such portions thereof as relate only to the Company or any of its Subsidiaries) will comply as to form in all material respects with the applicable requirements of the 1934 Act. The Form S-4 (except for such portions thereof as relate only to the Company or any of its Subsidiaries), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1933 Act.
     (b) The information supplied by Parent for use in the Company Proxy Statement/Prospectus, the Form S-4, any filing pursuant to Rule 165 or Rule 425 under the 1933 Act or Rule 14a-12 under the 1934 Act, or in any other document filed with any other Governmental Authority in connection herewith, at the time of the filing of such document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof (and in the case of the Form S-4, at the time of the stockholder vote to adopt this Agreement), will not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
     (c) The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Form S-4 based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.
     Section 5.06. Finders’ Fees. Except for J.P. Morgan Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 5.07. Financing.
     (a) Parent has delivered to the Company true and complete copies of fully executed commitment letter (the “Debt Commitment Letter”), dated as of April 27, 2011, by and between Parent and each of J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A., confirming the commitments of the lender party thereto to provide Parent with debt financing in connection with the transactions contemplated hereby (the “Debt Financing”).
     (b) The Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, the Debt Commitment Letter has not been amended or modified in any respect, and the commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, other than pursuant to the “Fee Letter” referred to therein (a true, correct and complete copy of which has been made available to the Company prior to the date of this Agreement, subject to the redaction of certain fee and market flex provisions of such Fee Letter). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Subsidiary under the Debt Commitment Letter. Except for the payment of customary fees, there are no conditions precedent to the funding of the full amount of the Debt Financing other than the conditions precedent set forth in or contemplated by the Debt Commitment Letter, and as of the date hereof Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Debt Financing that is required to be satisfied as a condition of the Debt Financing, or that the Debt Financing will not be made available to Parent prior to the consummation of the Merger. Subject to the terms and conditions of the Debt Commitment Letter, the aggregate proceeds of the Debt Financing, if funded, together with available cash of the Parent, is in an amount sufficient to pay the aggregate Company Share Cash Consideration and Preferred Share Cash Consideration upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.
     Section 5.08. Capitalization.
     (a) The authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock and 2,000,000 shares of preferred stock, $0.01 par value (the “Parent Preferred Stock”). As of March 31, 2011, there were outstanding 20,814,576 shares of Parent Common Stock, zero shares of Parent Preferred Stock and stock options (the “Parent Stock Options”) to purchase an aggregate of 1,016,398 shares of Parent Common Stock. In addition, as of March 31, 2011, 2,454,130 shares of Parent Common Stock were reserved for issuance under Parent’s 1998 Stock Incentive Plan or the 2007 Stock Incentive Plan (each, as amended, a “Parent Stock Incentive Plan”) (including upon exercise of the Parent Stock Options), 62,417 shares were reserved for issuance under Parent’s Employee Stock Purchase Plan, as amended and zero shares were held by Parent in its treasury. All outstanding shares of capital stock of Parent have been, duly authorized and validly issued and fully paid and nonassessable, and free of preemptive or similar rights under its certificate of incorporation, bylaws or any agreement to which Parent is party or by which Parent is otherwise bound.
     (b) As of March 31, 2011, except as set forth in this Section 5.08, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) subscriptions, warrants, calls, options or other rights to acquire from Parent or other obligations of Parent to issue, any capital stock or other voting securities or ownership interests in or securities convertible into or exchangeable for capital stock or voting securities or ownership interests of Parent or (iv) restricted shares, stock appreciation rights, performance units or contingent value rights (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). As of March 31, 2011, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.
     (c) The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
     Section 5.09. SEC Filings and the Sarbanes-Oxley Act.
     (a) Parent has filed with or furnished to the SEC on a timely basis, and made available to the Company, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent with or to the SEC since January 1, 2010 (collectively, together with any exhibits and schedules thereto, other information incorporated therein, and those that Parent may file after the date hereof, the “Parent SEC Documents”).
     (b) As of its filing date (and as of the date of any amendment), each Parent SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.
     (c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
     (d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     (e) There are no outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents through the date hereof. To Parent’s knowledge, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.
     (f) Parent and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by the certifications required to be filed or submitted by Parent’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act with respect to any Parent SEC Documents, except as disclosed in the Parent SEC Documents. The management of Parent has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed and maintained disclosure controls and procedures to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the management of Parent by others within those entities, and (ii) disclosed, based on the most recent evaluation of its chief executive officer and chief financial officer prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies in the Internal Controls of Parent which would adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in Parent’s Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s Internal Controls. None of Ernst & Young LLP and all other independent public accountants of Parent or any Subsidiary of Parent has resigned or been dismissed as independent public accountant of Parent or any Subsidiary of Parent as a result of or in connection with any disagreement with Parent or any Subsidiary of Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
     (g) Since January 1, 2008, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.
     Section 5.10. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent (including all related notes and schedules) included or incorporated by reference in the Parent SEC Documents complied or will comply (in the case of Parent SEC Documents filed after the date of this Agreement) as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC, have been or will be prepared (in the case of Parent SEC Documents filed after the date of this Agreement) in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and applicable accounting requirements and published rules and regulations of the SEC, and fairly present or will fairly present (in the case of Parent SEC Documents filed after the date of this Agreement) in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).
     Section 5.11. Litigation. As of the date hereof, there is no (i) action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, any present or former officer, director or employee of Parent, any of its Subsidiaries or any other

Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority, or arbitral or similar forum or (ii) judgment outstanding or threatened against or threatened against, Parent or any of its Subsidiaries or their respective executive officers or directors in such capacity, in the case of each of the foregoing clauses (i) and (ii), that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.
     Section 5.12. No Other Representations and Warranties.
     (a) Except for the representations and warranties set forth in this Article 5 and in any certificate delivered hereunder, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Subsidiary to the Company, and each of Parent and Merger Subsidiary hereby disclaims any such representation or warranty, whether by or on behalf of Parent or Merger Subsidiary, and notwithstanding the delivery or disclosure to the Company or any of its Representatives or Affiliates of any documentation or other information by Parent or Merger Subsidiary or any of their Representatives or Affiliates with respect to any one or more of the foregoing.
     (b) The Company also acknowledges and agrees that each of Parent and Merger Subsidiary makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Parent or any of its Subsidiaries or the future business, operations or affairs of Parent or any of its Subsidiaries.
ARTICLE 6
Covenants of the Company
     The Company agrees that:
     Section 6.01. Conduct of the Company. Except as set forth in Schedule 6.01 of the Company Disclosure Schedule, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees and comply in all material respects with Applicable Law and the requirements of all Material Contracts. Without limiting the generality of the foregoing, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated by this Agreement or set forth in Schedule 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:
     (a) amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents;
     (b) (i) split, combine, subdivide or reclassify any shares of its capital stock or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends by any of its wholly-owned Subsidiaries to the Company or another wholly-owned Subsidiary of the Company or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities or any options, warrants or rights to acquire any Company Securities or any Company Subsidiary Securities;
     (c) (i) issue, deliver, grant, pledge, redeem, accelerate rights under, dispose of, transfer or sell, or authorize the issuance, delivery, grant, pledge, redemption, acceleration of rights under, disposition, transfer or sale of, any shares of any Company Securities or Company Subsidiary Securities or any options, warrants, calls, commitments or rights or any other agreements to acquire any Company Securities or Company Subsidiary Securities, or any securities convertible into or exchangeable for any shares of, or grant to any Person any right the value of which is based on the value of, the Company Securities or the Company Subsidiary Securities, other than the issuance of (A) any Company Shares upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options on the date of this Agreement, (B) any Company Shares upon the vesting and scheduled settlement of Company RSUs that are outstanding on the date of this Agreement in accordance with the terms of those Company RSUs on the date of this Agreement or (C) any Company Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;
     (d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities, properties, interests or businesses that are in excess of $1,000,000 individually or $3,000,000 in the aggregate;
     (e) enter into any new line of business outside of its existing business segments or enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company or any Company Subsidiary, or upon completion of the transactions contemplated hereby, Parent, Merger Subsidiary or any of their respective Subsidiaries, from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business;
     (f) make or commit to make any capital expenditures in excess of $2,000,000, or, if the Merger shall not have been consummated on or before December 31, 2011, $2,500,000, for the Company and its Subsidiaries taken as a whole;
     (g) sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, create or incur any Lien on, allow to expire or lapse or otherwise transfer or dispose of any of its assets, rights, securities, properties, interests or businesses that individually or in the aggregate are in excess of $1,000,000;
     (h) other than in connection with actions permitted by Section 6.01(d), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or in connection with agreements with strategic partners and not in excess of $1,000,000 individually or in the aggregate;
     (i) incur or assume any indebtedness for borrowed money or guarantees thereof or otherwise become responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than letters of credit, guarantees or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business consistent with past practice or indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any such wholly-owned Subsidiaries), or enter into a “make well” or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Subsidiaries of the Company;
     (j) (i) with respect to any director or employee of the Company or any of its Subsidiaries, (A) grant (except as specifically required by Employee Plans as in effect on the date hereof) or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) other than (x) at will offer letters for non-executive employees of the Company with base salary of $150,000 or less or (y) agreements for hires made in connection with acquisitions permitted by Section 6.01(d) which, in the case of each of the foregoing (x) and (y), do not provide for any equity grants, (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or materially amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except in the case of this clause (iv) with respect to any nonexecutive employee of the

Company or any of its Subsidiaries, for increases in base salary in the ordinary course of business;
     (k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
     (l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
     (m) make or change any material Tax election, change any material annual Tax accounting period, adopt or materially change any material method of Tax accounting, enter into any material closing agreement or settle any material Tax claim or audit;
     (n) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (including, but not limited to, any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under a similar law), other than routine employee terminations;
     (o) adopt or implement a rights plan or similar arrangement;
     (p) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);
     (q) except as required by Applicable Law or the transactions contemplated hereby, amend, modify or terminate any Material Contract or Lease, or knowingly waive, release or assign any material rights, claims or benefits under any Material Contract or Lease or with respect to any investment in any Person (including without limitation, the right to designate one or more members to the board of directors or similar governing body of any Person (or its Affiliates) or other governance rights), or enter into (i) any Lease (whether as lessor, sublessor, lessee or sublessee) or (ii) any new Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract; or
     (r) agree, resolve or commit to do any of the foregoing.
Notwithstanding the foregoing, the parties to this Agreement acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act or any other applicable Antitrust Law prior to the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law waiting period, or prior to receipt of any applicable approval under any antitrust or competition law; and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Subsidiary will be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Applicable Law.
     Section 6.02. Stockholder Meeting; Proxy Material. The Company shall set a record date for, and cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the effectiveness of the Form S-4 for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 6.04, in connection with such meeting (i) the Board of Directors shall recommend adoption of this Agreement by the stockholders of the Company (and shall include the Company Board Recommendation in the Company Proxy Statement/Prospectus) and (ii) the Company shall, in consultation with Parent, (A) use its reasonable best efforts to obtain the Company Stockholder Approval and (B) otherwise comply with all legal requirements applicable to such meeting.
     Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of March 10, 2011 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Subsidiaries, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.
     Section 6.04. No Solicitation; Other Offers.
     (a) General Prohibitions. Neither the Company (or the Board of Directors) nor any of the Company’s Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate, induce, explore or knowingly take any action to facilitate or encourage the submission or announcement of any Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to an Acquisition Proposal (including through the furnishing of any information), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, assist or facilitate any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent (or publicly propose to withdraw or modify in a manner adverse to Parent) the Company Board Recommendation (or approve, recommend, or declare advisable an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) approve, recommend, declare advisable or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement.
     (b) Exceptions. Notwithstanding Section 6.04(a), at any time prior to obtaining Company Stockholder Approval, so long as none of the Company, its Subsidiaries or their Representatives have breached or taken any action inconsistent with the Company’s obligations under Section 6.04(a):
     (i) subject to the required fiduciary determinations provided below, the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that has made after the date of this agreement a bona fide written unsolicited Acquisition Proposal that the Board of Directors determines in good faith after consultation with outside legal counsel and its financial advisor would reasonably be expected to constitute or result in a Superior Proposal and (B) furnish to such Third Party making such Acquisition Proposal referred to in the foregoing clause (A) or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement (prior to giving effect to Section 7.01); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take;
     (ii) subject to the required fiduciary determinations and compliance with the Notice Period and other related provisions provided below, the Board of Directors may make an Adverse Recommendation Change (A) in connection with a bona fide written unsolicited Acquisition Proposal (that did not arise out of a breach of this Section 6.04) that the

Board of Directors concludes in good faith constitutes a Superior Proposal or (B) in connection with an Intervening Event; and
     (iii) subject to the required fiduciary determinations and compliance with the Notice Period and other related provisions provided below, the Company may terminate this Agreement to enter into a definitive agreement with respect to a bona fide written unsolicited Acquisition Proposal (that did not arise out of a breach of this Section 6.04) that the Board of Directors concludes in good faith constitutes a Superior Proposal (a “Superior Proposal Termination”); provided that concurrently with such Superior Proposal Termination the Company pays the Company Termination Fee payable pursuant to Section 11.04 and enters into such definitive agreement and, provided further that any purported termination pursuant to this clause (iii) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Company Termination Fee payable pursuant to Section 11.04 and otherwise complies with the provisions of this Section 6.04;
in each case referred to in the foregoing clauses (i), (ii) and (iii) ONLY IF the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under the laws of the State of Delaware, and, further, in the case of clauses (ii) and (iii), ONLY IF, prior to effecting any Adverse Recommendation Change or Superior Proposal Termination (1) the Company notifies Parent in writing, at least five Business Days prior to effecting such Adverse Recommendation Change or Superior Proposal Termination (the “Notice Period”), of its intention to effect such Adverse Recommendation Change or Superior Proposal Termination (which notice shall, if in connection with (ii)(A) or (iii), include the terms and conditions of such Superior Proposal, the identity of the Third Party, and a copy of the most recent draft of any written agreement relating thereto (it being understood and agreed that any material amendment to the terms of such Superior Proposal shall require a new Notice Period of at least two Business Days), or, if in connection with an Intervening Event, shall include reasonable detail regarding the Intervening Event), (2) during the applicable Notice Period the Company negotiates with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to be a Superior Proposal or the Adverse Recommendation Change in response to the Intervening Event is no longer necessary, as applicable and (3) at the end of the Notice Period, the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor that such Superior Proposal continues to meet the definition of “Superior Proposal” or the Intervening Event continues to necessitate an Adverse Recommendation Change, as applicable.

     In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors reaffirms the Company Board Recommendation in such statement or in connection with such action or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act.
     (c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 6.04 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, including of the material terms and conditions thereof, and shall, at Parent’s request, keep Parent informed on a reasonably current basis as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.
     (d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding Company Shares on an as-converted basis or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors determines in good faith by a majority vote, after considering the advice of outside counsel and a financial advisor of nationally recognized reputation, is (A) at least as favorable, from a financial point of view, to the holders of Company Shares as the Company Shares Merger Consideration (disregarding the aspects and risks set forth in the parenthetical in the following clause (B)) and (B) on more favorable terms to the holders of Company Shares than the Merger taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects and risks (including required conditions (including any requirement of a stockholder vote of the party making the Acquisition Proposal) and likelihood and timing of consummation).
     (e) Obligation of the Company to Terminate Existing Discussions; Other. The Company shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company agrees, except in the case that that Board of

Directors determines in good faith, after consultation with outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties under Applicable Law, to not release or permit the release of any Person from, or to waive or permit the waiver of, any “standstill” provision in any agreement to which the Company is a party.
     (f) Unless this Agreement is terminated pursuant to, and in accordance with, Section 10.01, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholder Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement and the Merger at the Company Stockholder Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to this Section 6.04, (A) the Company shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Company Proxy Statement/Prospectus and any and all accompanying materials may include appropriate disclosure with respect to such Adverse Recommendation Change.
ARTICLE 7
Covenants of Parent
     Parent agrees that:
     Section 7.01. Confidentiality. Parent acknowledges that the Confidentiality Agreement remains in full force and effect from and after the date hereof; provided that, from and after the date hereof, the obligations of Parent with respect to the Standstill Period (as such term is defined therein) shall terminate and be of no further force and effect. The Company acknowledges that the Form S-4 will require the disclosure of certain information that may be confidential under the terms of the Confidentiality Agreement, and the Company hereby waives the restrictions under the Confidentiality Agreement in respect of such disclosure.
     Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement to consummate the Merger on (and subject to) the terms and conditions set forth in this Agreement.
     Section 7.03. Voting of Shares. Parent shall vote all Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

     Section 7.04. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
     (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or agreement of any Indemnified Person with the Company or any of its Subsidiaries, in each case, in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. Subject to Applicable Law, the Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.04. The Surviving Corporation shall not be liable for any settlement of any matter for which the Surviving Company may have an obligation to indemnify an Indemnified Person that is effected by an Indemnified Person without the Surviving Company’s written consent (which consent shall not be unreasonably withheld). Subject to Applicable Law, the Surviving Corporation shall pay on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided that such Person shall undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that such Person is not entitled to indemnification.
     (b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
     (c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the noncancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided that, the Company shall not, without the prior consent of Parent, and Parent and Merger Subsidiary shall not be obligated to, expend an amount for such extension in excess of 200% of the amount per annum the Company paid for its D&O Insurance in the last full fiscal year, which amount is set forth on Schedule 7.04(c) of the Company Disclosure Schedule. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable in the aggregate than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Schedule 7.04(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
     (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.
     (e) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any

Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.
     Section 7.05. Employee Matters.
     (a) From the Effective Time until a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Company or any of its Affiliates after the Effective Time or the Surviving Corporation or any of its Affiliates after the Effective Time (“Continuing Employees”) with (i) base salary or base wages that are no less than the base salary or base wages provided to each such Continuing Employee immediately prior to the Effective Time and (ii) annual cash bonus opportunity and other compensation and benefits (other than equity incentive arrangements) that are in the aggregate substantially comparable to such annual cash bonus opportunity and other compensation and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Effective Time.
     (b) Except as would result in the duplication of benefits, with respect to any compensation and/or benefit program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit (for purposes of eligibility to participate, vesting, and, except for any defined benefit plan, benefit level and accrual, where applicable under the compensation and/or benefit programs, policies or arrangements of Parent or any of its Subsidiaries), for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit).
     (c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) are eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated. If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

     (d) From the Effective Time and for a period of one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who suffers a termination of employment under the circumstances described on Schedule 7.05(d) of the Company Disclosure Schedule severance benefits no less favorable than as set forth in Schedule 7.05(d) of the Company Disclosure Schedule (taking into account such Company Employee’s service as required pursuant to Section 7.05(b) above).
     (e) Nothing in this Section 7.05 shall obligate Parent to employ any person for any period of time, and this Section 7.05 shall not be construed to limit the ability of Parent to alter the terms and conditions of, or terminate, the employment of any person. Nothing in this Section 7.05 shall be construed as giving any Person (including any Continuing Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 7.05.
     Section 7.06. Stock Exchange Listing. Parent shall, to the extent required by NASDAQ, use its best efforts to list, prior to Closing, the Parent Common Stock to be issued pursuant to the Merger on NASDAQ.
ARTICLE 8
Covenants of Parent and the Company
     The parties hereto agree that:
     Section 8.01. Reasonable Best Efforts.
     (a) Subject to the terms and conditions of this Agreement (including Section 8.02), the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement.
     (b) Subject to Section 8.02, Parent and the Company shall use reasonable best efforts to (i) prepare, as soon as practicable, all filings and other presentations in connection with seeking any regulatory approval, exemption or other authorization from any Governmental Authority necessary to consummate the transactions contemplated hereby; (ii) prosecute such filings and other presentations with diligence; and (iii) oppose any objections to, appeals from or petitions to reconsider or reopen any such approval by Persons not party to this Agreement. Parent and the Company shall use reasonable best efforts to furnish all information in connection with the approvals of or filings with any Governmental Authority and shall promptly cooperate with and furnish information in connection with any such requirements imposed upon Parent or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Subject to Section 8.02, Parent shall use reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, and to remove any impediment imposed by any Governmental Authority to allow the consummation of the transactions contemplated hereby. Parent and the Company shall each advise the other party promptly of any material communication received by such party or any of its Affiliates from the Federal trade commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), any state attorney general or any other governmental authority regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Governmental Authority in connection with the transactions contemplated hereby. Parent and Company shall each consult with the other in advance of any material meetings with the FTC, the DOJ, any state attorney general or any other Governmental Authority and to the extent permitted by the FTC or DOJ or any other Governmental Authority, give the other the opportunity to attend and participate thereat. Parent will determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such approval, exemption or other authorization.
     Section 8.02. HSR Clearance.
     (a) In furtherance and not in limitation of Section 8.01, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and thereafter make any other required submissions with respect to the transactions contemplated hereby under the HSR Act and shall use reasonable best efforts to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     (b) Without limiting the foregoing, Parent shall promptly use reasonable best efforts to take, in order to consummate the transactions contemplated hereby, all actions necessary to (i) secure the expiration or termination of any applicable waiting period under the HSR Act and (ii) resolve any objections asserted with respect to the transactions contemplated under this Agreement by the FTC or DOJ or any other Governmental Authority, to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, including (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, (but only in the latter case in order to vacate, lift, reverse, overturn, settle or otherwise resolve any decree, judgment, injunction or other order that prevents, prohibits, restricts or delays the consummation of the transactions contemplated hereby that may be issued by any court or other Governmental Authority in favor of that Person), (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its Subsidiaries, (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time, (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time, or (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Antitrust Division of the DOJ, the FTC or any other Governmental Authority in connection with any of the foregoing and, in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company (each a “Divestiture Action”). Notwithstanding the foregoing or anything otherwise contained in this Agreement that may be to the contrary, (1) neither Parent nor the Company shall be required to take any Divestiture Action that is not conditioned upon consummation of the Merger, (2) the Company shall not agree to take any Divestiture Action without the consent of Parent, (3) none of Parent or any of its Affiliates shall be required to take or accept (or commit to take or accept) any action, condition, restriction, obligation or requirement (collectively, for purposes of this Section, “actions”) in order to obtain any approval, exemption or other authorization of a Governmental Authority involving any business or asset of Parent or its Affiliates that would otherwise be required by Section 8.01 or this Section 8.02 unless there is no action (including a Divestiture Action) that would permit such approval, exemption or other authorization of a Governmental Authority to be obtained that involves solely businesses or assets of the Company and its Subsidiaries and to which Parent is required by Section 8.01 or this Section 8.02, or is otherwise willing in Parent’s sole discretion, to agree, and (4) Parent shall not be required to take (pursuant to Section 8.01, this Section 8.02(b) or any other provision of this Agreement) any action (including a Divestiture Action) to the extent such action (including a Divestiture Action), individually or in the aggregate with all other actions (including Divestiture Actions), would reasonably be expected to result in a Substantial Detriment. “Substantial Detriment” means (i) any material limitation, restriction or prohibition on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership (including with respect to voting) of the Shares or shares of the Surviving Corporation to be acquired or owned pursuant to the Merger or the assets of the Company and its Subsidiaries, (ii) a loss by Parent and its Affiliates of a material benefit or material benefits (including, without limitation, revenue or cost synergies), after taking into account the adverse effect of the proposed actions on Parent and its Affiliates (including, for these purposes, the Surviving Company and its Subsidiaries), arising from or relating to the

Merger and the other transactions contemplated by this Agreement, (iii) an impact that is materially adverse to the assets, business, results of operation or financial condition of the Surviving Corporation and its Subsidiaries, or (iv) an impact that is materially adverse to the assets, business, results of operation or financial condition of the Parent and its Subsidiaries, assuming for purposes of this determination that the Parent and its Subsidiaries are of equivalent size to the Surviving Corporation and its Subsidiaries, taken as a whole.
     Section 8.03. Cooperation. The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement/Prospectus and the Form S-4, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement/Prospectus or the Form S-4 and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 8.04. Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby, and shall give the other party a reasonable opportunity to comment upon any such press release or other communication and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case the party required to make the release or other communication shall use its commercially reasonable efforts to allow the other party reasonable time to comment thereon), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.
     Section 8.05. Financing.
     (a) In furtherance and not in limitation of Section 8.01, the Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, due diligence sessions, presentations, “road shows” and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, (iii) furnishing Parent and its Financing Sources as promptly as practicable (and in any event no later than 45 days prior to the Closing Date, or in the case of quarterly or annual financial statements required pursuant to this Section 8.05(a) that have not been delivered to Parent prior to the date hereof, by a date that is not later than 45 days after the end of the relevant fiscal quarter, in respect of unaudited quarterly financial statements required pursuant to this Section 8.05(a) or 90 days after the end of the relevant fiscal year in respect of audited financial statements required pursuant to this Section 8.05(a), as applicable) with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including information with respect to the collateral, financial statements, pro forma financial information, financial data, audit reports and other information of the type required by Regulation S-X or Regulation S-K under the 1933 Act and of type and form customarily included in private placements pursuant to Rule 144A under the 1933 Act, and in any event the information required to be delivered pursuant to paragraphs 5 and 6 of Exhibit C of the Debt Commitment Letter (together, the “Required Information”) (it being understood that Parent shall not be deemed to have the Required Information as of any date of determination if the financial statements of the Company and its Subsidiaries delivered to Parent as of such date would be required to be updated under Regulation S-X in order to be sufficiently current to permit a registration statement with the SEC using such financial statements (including pro forma financial statements) to be declared effective on any day during the Marketing Period, if the Marketing Period were to commence on such date of determination), (iv) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance, (v) furnishing Parent and its Financing Sources with information and documentation required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and in any event including all information and documentation to be delivered pursuant to paragraph 9 of Exhibit C of the Debt Commitment Letter and (vi) executing and delivering any commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, perfection certificates, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the chief financial officer of the Company (provided that (a) none of the letters, agreements, registration statements, documents and certificates shall be executed and delivered except in connection with the Closing, (b) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (c) no personal liability shall be imposed on the officers or employees involved). For the avoidance of doubt and notwithstanding anything to the contrary in this Section 8.05, Parent acknowledges and agrees that the obligations of Parent and the Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement are not conditioned upon the availability or consummation of the Debt Financing or receipt of the proceeds therefrom.
     Section 8.06. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
     Section 8.07. Preparation of the Form S-4 and Proxy Statement.
     (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and cause to be filed with the SEC the proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement (the “Company Proxy Statement/Prospectus”) and the registration statement on Form S-4 (the “Form S-4”), in which the Company Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the 1933 Act of Parent Common Stock to be issued in the Merger. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby, and the Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Company Proxy Statement/Prospectus. Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Company Proxy Statement/Prospectus or the Form S-4 received by the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and if required, the Company shall disseminate to its stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Company Proxy Statement/Prospectus required as a result of such comments.
     (b) Each of the Company, Parent and Merger Subsidiary agrees to promptly correct any information provided by it for use in the Company Proxy Statement/Prospectus if and to the extent that it shall have come (or shall have become known) to contain any misstatement or omission of a material fact necessary to make the statements therein in light of the circumstances in which they are made, not misleading, and the Company shall use reasonable best efforts to cause the Company Proxy Statement/Prospectus as so corrected to be disseminated to the Company’s stockholders to the extent required by applicable federal securities laws.
     (c) The Company shall include in the Company Proxy Statement/Prospectus, and represents that it has obtained all necessary consents of Evercore Partners Inc. to permit the Company to include in the Company Proxy Statement/Prospectus, in its entirety, the fairness opinion described in Section 4.21, together with a summary thereof and the underlying financial analysis.
     Section 8.08. Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably required to cause any dispositions or acquisitions of securities in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.
     Section 8.09. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:
     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
     (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement.
     Section 8.10. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Shares under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

     Section 8.11. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
     Section 8.12. Shareholder Litigation. The Company shall give Parent the opportunity to participate in, but not control, the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, shall give consideration to Parent’s advice with respect to such stockholder litigation and, prior to the termination of this Agreement, shall not settle any such litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
ARTICLE 9
Conditions to the Merger
     Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;
     (b) no restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect;
     (c) the applicable waiting period under the HSR Act shall have expired or been terminated and any other required approvals or clearances applicable to the consummation of the Merger under other Antitrust Laws shall have been obtained; and
     (d) the Form S-4 shall have been declared effective and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC.

     Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) there is not pending any suit, action or proceeding by a Governmental Authority of competent jurisdiction (i) that seeks to make illegal or prevent or otherwise restrain the consummation of the Merger or (ii) that, individually or in the aggregate, is reasonably expected to impose a Substantial Detriment;
     (b) there is no restraining order, preliminary or permanent injunction or other order, or any judgment, ruling, decree or law issued, enacted, promulgated or enforced by a Governmental Authority of competent jurisdiction or other legal restraint or prohibition, in each case, (i) making illegal or preventing or otherwise restraining the consummation of the Merger or (ii) imposing or, individually or in the aggregate, reasonably expected to impose a Substantial Detriment;
     (c) the representations and warranties of the Company (i) contained in Sections 4.01, 4.02(a) and 4.10(ii) shall be true and correct in all respects at and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects as of such specified time), (ii) contained in Section 4.05 shall be true and correct in all respects, other than in de minimis respects, at and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects, other than in de minimis respects, as of such specified time), (iii) contained in Section 4.02(b), the last two sentences of Section 4.06(a), Section 4.06(b) and Section 4.22 shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all material respects as of such specified time) and (iv) contained in Article 4 of this Agreement (other than those referred to in the foregoing clauses (i)-(iii)) (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects, subject to the exceptions below, as of such specified time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
     (d) the Company shall have performed in all material respects all of its obligations under this Agreement required to be performed by it prior to the Closing Date;
     (e) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the Closing Date to the foregoing effect with respect to clauses (c) and (d) above; and

     (f) there shall not have occurred and be continuing (i) any general suspension of, or limitation on trading in securities on NASDAQ (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index); (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States generally or in the State of New York; or (iii) any material limitation (whether or not mandatory) by any Governmental Authority on the extension of credit by banks or other lending institutions.
     Section 9.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger are subject to the satisfaction of the following conditions:
     (a) the representations and warranties of Parent (i) contained in the first two sentences of Section 5.01 and in Sections 5.02 and 5.08 shall be true and correct in all material respects at and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all material respects as of such specified time), (ii) contained in Article 5 of this Agreement (other than those referred to in the foregoing clause (i)) (disregarding all materiality and Material Adverse Effect qualifications therein) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties expressly made as of a specified time, which shall be true and correct in all respects, subject to the exceptions below, as of such specified time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;
     (b) each of Parent and Merger Subsidiary shall have performed in all material respects all of its material obligations under this Agreement required to be performed by it at or prior to the Closing Date; and
     (c) Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the Closing Date to the foregoing effect with respect to clauses (a) and (b) above.
ARTICLE 10
Termination
     Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):
     (a) by mutual written agreement of the Company and Parent;
     (b) by either the Company or Parent, if:

     (i) the Merger shall not have been consummated on or before 11:59 PM, New York City time on January 31, 2012; provided that if the condition set forth in Section 9.01(c) shall not have been satisfied prior to such date, but all the other conditions in Article 9 have been satisfied or waived, (other than those conditions that by their terms are to be satisfied at Closing), then each of Parent and the Company may elect to extend the term of this Agreement until a date and time not later than 11:59 PM, New York City time on April 30, 2012; provided, further, that if the Marketing Period has commenced on or before any such End Date, but not ended on or before any such End Date, such End Date shall automatically be extended until the second Business Day after the final day of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily caused the failure of the Merger to be consummated by such time;
     (ii) there shall be any restraining order, permanent injunction or other order, or any judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, preventing the consummation of the Merger that shall have become final and nonappealable; or
     (iii) the Company Stockholder Meeting has concluded (including any adjournment or postponement thereof) and the Company Stockholder Approval shall not have been obtained; or
     (c) by Parent, if:
     (i) prior to the time at which the Company Stockholder Approval has been obtained, (A) an Adverse Recommendation Change shall have occurred (whether or not compliant with Section 6.04), (B) the Board of Directors shall fail to publicly reaffirm the Company Board Recommendation within seven Business Days of being requested to do so by Parent following the date of any Acquisition Proposal, (C) the Board of Directors shall fail to publicly recommend against a publicly announced Acquisition Proposal, following a request to do so by Parent, by the later to occur of five Business Days prior to the date of the Company Stockholder Meeting (as such date may have been adjourned or postponed) and five Business Days following such request by Parent (or such shorter period as may exist between the date of the Acquisition Proposal and the date of the Company Shareholder Meeting), (D) the Company shall have breached in any material respect Section 6.04 or (E) the Company shall have failed to include the Company Board Recommendation in the Company Proxy Statement/Prospectus or to permit Parent to include the Company Board Recommendation in the Form S-4;

     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the failure of the conditions set forth in Section 9.02(c) or 9.02(d) to be satisfied and is incapable of being cured by the End Date; provided that, at the time of the delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement;
     (iii) following an Acquisition Proposal a willful failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred; or
     (iv) there shall be any restraining order, permanent injunction or other order, or any judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other legal restraint or prohibition imposing a Substantial Detriment that shall have become final and nonappealable; or
     (d) by the Company if:
     (i) prior to the time at which the Company Stockholder Approval has been obtained, the requirements of a Superior Proposal Termination set forth in Section 6.04(b)(iii) and the related provisions of Section 6.04(b) have all been fully satisfied (in the manner set forth therein); or
     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement that would cause the failure of the conditions set forth in Section 9.03(a) or 9.03(b) to be satisfied and is incapable of being cured by the End Date; provided that, at the time of the delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.
     Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement. The provisions of this Section 10.02 and Sections 7.01, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.
ARTICLE 11
Miscellaneous
     Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to Parent or Merger Subsidiary, to:
CoStar Group, Inc.
1331 L Street, NW
Washington, DC 20005
Attention: General Counsel
Facsimile No.: (202) 346-6703
     with a copy to:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Robert E. Spatt
                    Sean Rodgers
Facsimile No.: (212) 455-2502
     if to the Company, to:
LoopNet, Inc.
185 Berry Street, Suite 4000
San Francisco, CA 94107
Attention: Richard J. Boyle, Jr.
Facsimile No.: (415) 764-1622
     with a copy to:
Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: William Kelly
Facsimile No.: (650) 752-2111
or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding business day in the place of receipt.
     Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.
     Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
     Section 11.04. Expenses.
     (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
     (b) Company Termination Fee.
     (i) (A) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) (or is terminated by the Company pursuant to a different Section of 10.01, other than Section 10.01(d)(i), at a time when this Agreement was terminable pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii)) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $25,800,000 (the “Company Termination Fee”), within one Business Day after such termination, other than in the case of a termination pursuant to Section 10.01(d)(i) (in which case the Company Termination Fee shall be paid concurrently with the termination pursuant to such Section, as provided in Section 6.04(b)(iii)).
     (ii) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or its stockholders and (A) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or (B) within 12 months following the date of such termination a tender offer or other Acquisition Proposal is consummated (provided that for purposes of the foregoing clauses (A) and (B), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event, the Company Termination Fee.
     (iii) If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) and (A) prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors or its stockholders or (B) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal that provides for consideration to the stockholders of the Company (whether cash or otherwise) having an aggregate value that is greater than the Company Shares Merger Consideration or (C) within 12 months following the date of such termination a tender offer or other Acquisition Proposal is consummated as a result of which the stockholders of the Company are entitled to receive consideration (whether cash or otherwise) having an aggregate value that is greater than the Company Shares Merger Consideration (provided that for purposes of the foregoing clauses (B) and (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event, the Company Termination Fee.
     (c) Parent Termination Fee. If this Agreement is terminated (x) by the Company or Parent pursuant to Section 10.01(b)(i) due to the failure to satisfy the conditions set forth in Section 9.01(b), 9.01(c) or 9.02(a) (in the case of 9.01(b) and 9.02(a), due to a suit, action or proceeding or restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition, in each case, under Antitrust Laws), (y) by the Company or Parent pursuant to Section 10.01(b)(ii) due to a final, nonappealable order, injunction, judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other final, nonappealable legal restraint or prohibition, in each case, preventing the consummation of the Merger under any Antitrust Law, or (z) by the Parent pursuant to Section 10.01(c)(iv) due to a final, nonappealable order, injunction, judgment, ruling, decree or law issued by a Governmental Authority of competent jurisdiction, or other final, nonappealable legal restraint or prohibition, in each case, under any Antitrust Law, and in the case of each of clauses (x) through (z) the conditions set forth in Sections 9.01 and 9.02 (other than the Antitrust Conditions and those conditions that by their terms are to be satisfied at Closing but which conditions would reasonably be expected to be satisfied if the Closing were the date of such termination) have been satisfied, then Parent shall pay to the Company in immediately available funds $51,600,000 million (the “Parent Termination Fee”), within two Business Days of such termination.
     (d) Other Costs and Expenses. The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. Accordingly, (i) if the Company fails promptly to pay any amount due to Parent pursuant to Section 11.04(b), it shall also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, and (ii) if Parent fails promptly to pay any amount due to the Company pursuant to Section 11.04(c), it shall also pay the documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with a legal action to enforce this Agreement that results in a judgment against Parent or Merger Subsidiary for such amount.
     Section 11.05. Disclosure Schedule and SEC Document References.
     (a) The parties hereto agree that any reference in a particular Schedule of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (x) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that disclosure in the Company Disclosure Schedule shall only be an exception to, or disclosure for the purposes of, Section 4.10(ii) of this Agreement to the extent specifically referenced on Schedule 4.10(ii) of the Company Disclosure Schedule. The mere inclusion of an item in either the Company Disclosure Schedule or the Parent Disclosure Schedule as an exception to a representation or warranty (i) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable and (ii) shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including but not limited to any intellectual property rights) or any law, regulation, order, judgment or decree of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.
     (b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
     Section 11.06. Binding Effect; Benefit; Assignment.
     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, the Financing Sources are intended third-party beneficiaries of the last sentence of Section 11.08, and each such Person shall be entitled to enforce its rights under such provision.
     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.
     Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its Affiliates or Representatives, in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Financing or the Debt Commitment Letter or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or federal court, and that the provisions of Section 11.09 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.
     Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
     Section 11.11. Entire Agreement. This Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
     Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

LOOPNET, INC.
By:	/s/ Richard J. Boyle, Jr.
	Name:	Richard J. Boyle, Jr.
	Title:	Chief Executive Officer and Chairman of the Board of Directors

COSTAR GROUP, INC.
By:	/s/ Andrew Florence
	Name:	Andrew Florence
	Title:	Chief Executive Officer

LONESTAR ACQUISITION SUB, INC.
By:	/s/ Andrew Florence
	Name:	Andrew Florence
	Title:	Chief Executive Officer

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